Exhibit 10.5

SHOCKWAVE MEDICAL, INC. 2019 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Except as otherwise indicated, any capitalized term used but not defined in this Notice of Restricted Stock Unit Award (this “Notice”) shall have the meaning ascribed to such term in the ShockWave Medical, Inc. 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”).

Name:
Address:

The undersigned Participant has been granted an Award of Restricted Stock Units (the “Award”) under the Plan, subject to the terms and conditions of the Plan, this Notice and the attached Global Restricted Stock Unit Agreement, including any country-specific appendix attached hereto (the “Agreement”).

Number of Restricted Stock Units:
Date of Grant:
Dividend Equivalents:	Not Included
Vesting Commencement Date:
Vesting Schedule:	Subject to Section 2 of the Agreement, the Award will vest in accordance with the following schedule:

[Twenty-five percent (25%) of the Restricted Stock Units subject to the Award shall vest on each of the first four (4) anniversaries of the Vesting Commencement Date, subject to Participant continuing to be a Service Provider through each such date.]

SHOCKWAVE MEDICAL, INC. 2019 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Plan, the Administrator of the Plan hereby grants to the Participant named in the Notice to which this Agreement is attached, an Award, subject to the terms of the Notice, this Agreement and the Plan, effective as of the Date of Grant set forth in the Notice (the “Grant Date”). Except as otherwise indicated, any capitalized term used but not defined in this Agreement shall have the meaning ascribed to such term in the Notice or the Plan.

1.Grant of Award.  Each Award of Restricted Stock Unit shall represent the unsecured right to receive one Share upon the vesting of such Restricted Stock Unit, subject to certain restrictions, as determined in accordance with and subject to the terms of this Agreement, the Plan and the Notice. The number of Restricted Stock Units is set forth in the Notice.

2.Vesting Schedule. Subject to Section 1, the Award shall vest pursuant to the Vesting Schedule set forth in the Notice.

3.Termination of Service.  In the event of Participant’s Termination of Service for any reason, any Restricted Stock Units that are not vested as of the date of such Termination of Service will be forfeited and Participant will have no right to the forfeited Restricted Stock Units or the underlying Shares.

4.Change in Control. In the event of a merger or Change in Control, the Restricted Stock Units will be treated in accordance with Section 15(c) of the Plan.

5.Voting Rights. Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the Restricted Stock Units unless and until Participant becomes the record owner of the Shares underlying the Restricted Stock Units.

6.Dividend Equivalents. If dividend equivalents are included in this Award, as determined by the Administrator and indicated in the Notice, and a cash dividend is declared on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the Restricted Stock Units are distributed to Participant pursuant to this Agreement, Participant shall be eligible to receive an amount in cash (a “Dividend Equivalent”) equal to the dividend that Participant would have received had the Shares underlying the Restricted Stock Units been held by Participant as of the time at which such dividend was declared. Each Dividend Equivalent will be paid to Participant in cash as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date of the corresponding Restricted Stock Units. For clarity, no Dividend Equivalent will be paid with respect to any Restricted Stock Units that are forfeited.

7.Distribution of Shares. Subject to the provisions of this Agreement, upon the vesting of any of the Restricted Stock Units, the Company shall deliver to Participant, as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date, one Share for each vested Restricted Stock Unit; provided that, if a valid deferral election is in effect with respect to this Award pursuant to an Administrator-approved deferred compensation plan, the delivery of shares shall occur at such time or times as set forth in such election.  Upon the delivery of Shares pursuant to this Agreement, the Shares delivered shall be fully assignable, alienable, saleable and transferrable by Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

8.Responsibility for Taxes.

(a)Participant acknowledges that, regardless of any action taken by the Company or if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(2)withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(3)withholding in Shares to be issued upon settlement of the Restricted Stock Units, provided, however, that if Participant is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Administrator (as constituted in accordance with Rule 16b-3 under the U.S. Securities and Exchange Act of 1934, as amended) shall establish the method of withholding from alternatives (a)-(c) herein and, if the Administrator does not exercise its discretion prior to the Tax-Related Items withholding event, then Participant shall be entitled to elect the method of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Participant’s timely election, the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, or the Administrator (as constituted in accordance with Rule 16b-3 under the U.S. Securities and Exchange Act of 1934, as amended) may determine that a particular method be used to satisfy any obligations for Tax‑Related Items; or

(4)any other method of withholding determined by the Company and permitted by applicable law.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the relevant Participant jurisdiction(s), in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

9.Deferral of Compensation.  Notwithstanding any provision of the Plan or the Agreement to the contrary, this Award is intended to be exempt from Code Section 409A; provided that the Company does not guarantee to Participant any particular tax treatment of the Restricted Stock Units.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything in this Section 9 to the contrary, to avoid a prohibited acceleration under Code Section 409A, if Shares subject to Restricted Stock Units will be withheld (or sold on Participant’s behalf) to satisfy any Tax Related Items arising prior to the date of settlement of the Restricted Stock Units for any portion of the Restricted Stock Units that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of Shares withheld (or sold on Participant’s behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.

10.Nature of Grant.  In accepting the Award, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Award is voluntary, exceptional and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted in the past;

(c)all decisions with respect to future Award grants or other grants, if any, will be at the sole discretion of the Company;

(d)Participant is voluntarily participating in the Plan;

(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(g)in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s Termination of Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any such claim against the Company, the Employer, or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer, and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)for purposes of the Restricted Stock Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company, the Employer or a Subsidiary (the “Termination Date”) (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence); and

(k)neither the Company, the Employer, nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares.

11.Data Privacy Information and Consent.

(a)Data Collection and Usage.  The Company or the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, job title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), social insurance number, passport or other identification number (e.g., resident registration number), nationality, any directorships held in the Company, any shares of stock held, details of all Restricted Stock Units or any other equity awards granted, canceled, forfeited, exercised, vested, unvested or outstanding with respect to Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (“Data”), for the purposes of implementing, administering and managing the Plan.  The legal basis, where required, for the processing of Data is the Company's legitimate business interest of providing discretionary benefits under the Plan to Participant.

(b)Stock Plan Administration Service Providers.  The Company may transfer Data to third parties, including E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (“E*Trade”), who assists the Company with the implementation, administration and management of the Plan.  The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers.  The Company and its service providers are based in the United States.  Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Company’s legitimate business interest of providing discretionary benefits under the Plan to Participant.

(d)Data Retention.  The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary and Participant is providing the accepting the Restricted Stock Units on a purely voluntary basis.  The processing activity is pursuant to the Company’s legitimate business interest of providing the benefits under the Plan to Participant.  Participant may opt out of such processing, although this would mean that the Company could not grant Restricted Stock Units under the Plan to Participant.  For questions about opting out, Participant should contact the Company’s General Counsel, Haj Tada.

(f)Data Subject Rights.  Participant may have a number of rights under data privacy laws in Participant’s jurisdiction.  Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company’s General Counsel, Haj Tada.

(g)Electronic Acceptance.  By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and further consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

12.Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver the Agreement, the Plan, account statements, Plan prospectuses and any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Administrator and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

14.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE AWARD PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

15.Transferability. Except as may be permitted by the Administrator, neither the Award nor any right under the Award shall be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, pledge, assign, hypothecate or otherwise transfer the Award or any right under the Award, other than as permitted by the Administrator, shall be void and of no effect. This provision shall not apply to any portion of the Award that has been fully settled, and shall not preclude forfeiture of any portion of the Award in accordance with the terms herein.

16.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17.Language.  If Participant has received the Agreement, including a country-specific appendix thereto, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.Insider Trading/Market Abuse Laws.  Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., the Award) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

19.Foreign Asset/Account Reporting Requirements.  Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside his or her country.  Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and he or she should speak to his or her personal advisor on this matter.

20.Lock-Up Agreement.

(a)Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

(b)Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 19 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Securities Exchange Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period.  Participant agrees that any transferee of the Award shall be bound by this Section 20.

21.Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

22.Country-Specific Appendix.  The Restricted Stock Units shall be subject to the additional terms and conditions set forth in the appendix attached hereto for Participant’s country, if any.  Moreover, if Participant relocates to one of the countries included in the appendix during the life of the Award, the terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The appendix constitutes part of this Agreement.

23.Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on Participant shall be effective unless signed in writing by or on behalf of the Company and Participant; provided that the Company may amend or modify this Agreement without Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which such amendment, modification or waiver is made or given.

24.Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Participant.

25.Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and Participant and their respective heirs, successors, legal representatives, and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

26.Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s or Participant’s Employer’s mandatory dispute resolution procedures, if any, as may be in effect from time to time.

27.Governing Law; Venue. The Award as well as the terms and conditions set forth in the Plan and/or matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to its principles of conflict of laws. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts.

28.Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by me or any other Participant.

29.Entire Agreement. This Agreement, the Plan, the Notice and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, undertakings, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

30.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either Participant or the Award pursuant to this Agreement.

[Signature Page Follows]

Participant Acknowledgment.  Participant acknowledges receipt of a copy of the Plan and represents that Participant is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions of the Notice, this Agreement and the Plan.  Participant has reviewed the Notice, this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan, the Notice and this Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Notice, this Agreement or the Plan.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT		SHOCKWAVE MEDICAL, INC.

Signature	By:

	Name:	Daniel Puckett
	Title:	Chief Financial Officer
Print Name

Residence Address

Email Address

APPENDIX TO THE

SHOCKWAVE MEDICAL, INC. 2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Country-Specific Terms and Conditions

All capitalized terms used in this Appendix that are not defined herein have the meanings defined in the Plan and/or the Agreement.  This Appendix constitutes part of the Agreement.

Terms and Conditions

This Appendix includes additional or different terms and conditions that govern the Award if Participant works or resides in one of the countries listed below.  Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2021.  Such laws are often complex and change frequently.  As a result, Participant should not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or at the time Participant sells the Shares acquired pursuant to the Award.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Grant Date or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant.

AUSTRIA

Terms and Conditions

By accepting the Award and acceptance of this Agreement, Participant confirms having fully read and understood the documents related to the Award (the Plan and the Notice and this Agreement) which were provided in the English language.  Participant expressly accepts the terms of these documents.

In particular, Participant understands that the Award according to the Plan, the Notice and the Agreement is a completely voluntary and discretionary benefit provided by the Company, no legal entitlement is created from the Plan, the Notice or this Agreement (Unverbindlichkeitsvorbehalt), be it against the Company or the local employer entity, and that the Award is solely governed by the Plan, as it may be amended from time to time by the Company.

BELGIUM

Taxation, Withholding and Reporting

You will be subject to personal income tax (at the normal progressive income tax rates) on the fair market value of the Shares on the date of Vesting and on any Dividend Equivalents.

Your local employer is required to withhold income tax at the time of the taxable event and to report the taxable amount on your salary slip.  You are always obliged and responsible to report the benefit in kind on your annual income tax return and to pay any taxes resulting from the acquisition of the Shares.

Your local employer will also withhold employee social security contributions (of 13.07% of the benefit in kind) from your monthly salary.

Sale of Shares

On the date(s) that you sell any Shares acquired, you generally will not be subject to taxation on any gain you realize from the sale.

However, you will be subject to a stock exchange tax at the time you sell the Shares. The stock exchange tax applies on the sale proceeds on a per transaction basis (subject to the applicable maximum threshold). You will be responsible for filing a stock exchange tax return and paying the tax due by the end of the second month following the month of the sale, except in the unlikely event that the financial intermediary involved in the sale of Company shares arranges to pay and/or remit the stock exchange tax on your behalf via a Belgian representative.

Dividends

Where Shares are acquired, dividends may be paid with respect to these Shares. The dividends received will be subject to income tax in Belgium (at a rate of 30%) and to U.S. federal income withholding tax.  The employee may be entitled to reduce the U.S. federal income withholding tax rate provided that the appropriate certifications concerning domicile in Belgium are provided as required by the United States Internal Revenue Service.

Notifications

You are required to report any securities (e.g., Shares acquired under the Plan) held and bank accounts (including brokerage accounts) opened and maintained outside of Belgium on your annual tax return.

The first time you report the foreign security and/or bank account on your annual income tax return you will have to provide the National Bank of Belgium Central Contact Point with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened) in a separate form. This report, as well as information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Tax on securities accounts

You may be subject to a 0.15% tax on securities accounts with Belgian and foreign financial institutions if the total average annual value of the securities you hold in securities accounts exceeds EUR 1,000,000.

FRANCE

Terms and Conditions

Type of Award.  The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English.  By accepting the Award, Participant confirms having read and understood the documents related to the Award (the Plan and the Agreement) which were provided in the English language.  Participant accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de la Langue Anglaise.  En acceptant l’Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan et le Contrat d'Attribution) qui ont été remis en langue anglaise.  Le Participant accepte les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Information.  Participant is required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis.  The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de).

JAPAN

Notifications

Exchange Control Information.  Cross-border payments in excess of JPY30,000,000 must be reported to the Bank of Japan on a transaction basis or a monthly basis.  The form of the report (“Report on Payment or Receipt of Payment”) can be accessed via the Bank of Japan’s website (www.boj.or.jp).

Information on the Issuance and Acquisition of Securities.  The Company must make a filing with the Bank of Japan if the total market value of the shares that it issues to Participant in Japan is 1 billion yen or more.  Participant in Japan must make a similar filing if the consideration for the shares that the Company issues to Participant is 100 million yen or more. The form of the relevant report (“Report on Issuance or Offering of Securities” and “Report on Acquisition or Transfer of Securities”) can be accessed via the Bank of Japan’s website (www.boj.or.jp).

IRELAND

Responsibility for Taxes. The following provisions supplement Section 8 of the Agreement:

The references in the Plan and / or the Agreement to “tax” or “Tax-Related Items” includes any and all taxes, charges, levies and contributions in Ireland or elsewhere, to include, in particular, Universal Social Charge (USC) and Pay Related Social Insurance (PRSI) (“Taxes”).

The Participant shall be accountable for any Taxes, which are chargeable on any assessable income deriving from the grant, exercise, purchase, or vesting of, or other dealing in, Awards or Shares issued pursuant to an Award.  Neither the Company nor any Subsidiary shall become liable for any Taxes, as a result of the Participant’s participation in the Plan.  In respect of such assessable income, the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary, which is or may be treated as the employer of the Participant in respect of the Taxes (the “Tax Liabilities”).

Pursuant to the indemnity referred to above, where necessary, the Participant shall make such arrangements as the Company or any Subsidiary requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

i.

making a cash payment of an appropriate amount to the relevant company in the Company’s group whether by check, banker's draft or deduction from salary in time to enable the relevant company to remit an appropriate amount of Taxes to the Irish Revenue Commissioners in accordance with its statutory requirements or as otherwise required by the Company; or

ii.

appointing the Company as agent and / or attorney for the sale of sufficient Shares acquired pursuant to the grant, exercise, purchase or vesting of, or other dealing in, Awards or Shares issued pursuant to an Award to cover the Tax Liabilities and authorizing the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the Shares.

Securities Law Information.  Neither the grant of the Award of Restricted Stock Units, being non-transferable securities of the Company, to Participants in Ireland, nor the subsequent issuance of Shares on vesting of any such Restricted Stock Units, will trigger a requirement to produce a prospectus or other information or disclosure document under Irish securities law.

Termination Date. Unless otherwise determined by the Company, for the purposes of section 10 (j), a Participant’s employment or service relationship will be considered terminated upon the giving of (written) notice of termination by either party to the other in accordance with the Participant’s employment or service contract and/or in any event as of the date of termination, and “Termination Date” will be construed accordingly.

At Will Employment. The Company acknowledges that the concept of “at will” employment does not apply in Ireland. Accordingly, where the Plan refers to “at the will” of the Company in section 14, it should be read as though these words are deleted therefrom.

ITALY

Terms and Conditions

Plan Document Acknowledgement.  By accepting the Award, Participant acknowledges that (a) Participant has received the Plan and the Agreement, including this Appendix; (b) Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) Participant accepts all provisions of the Plan and the Agreement, including this Appendix.  Participant further acknowledges that Participant has read and specifically and expressly approves, without limitation, the Notice and the following sections of the Agreement: “Grant of Award”, “Vesting Schedule”, “Change in Control”, “Transferability”; “Termination of Service”; “Nature of Grant”; “No Advice Regarding Grant”; “Responsibility for Taxes”; “Governing Law and Choice of Venue”; “Data Privacy”; and “Imposition of Other Requirements” contained in the Agreement.

Notifications

Foreign Asset/Account Reporting Information.  If, at any time during the fiscal year, Participant holds foreign financial assets (including cash and Shares) which may generate income taxable in Italy, Participant is required to report these assets on his or her annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due.  These reporting obligations will also apply to Participant if Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

PORTUGAL

Terms and Conditions

Plan Document Acknowledgment. Participant acknowledges that he or she has received the Notice, the Plan and the Agreement, including this Appendix, he or she has reviewed those documents in their entirety, he or she has had an opportunity to obtain a clarification of those aspects included in those documents which may warrant clarification and fully understands the contents thereof.

Notifications

Foreign Asset/Account Reporting Information. Participant is required to report foreign financial assets to the Portuguese Tax Authorities when filling his or her annual personal income tax return. Upon vesting a restricted stock unit, income tax is due by the Participant on the fair market value of the units.

SPAIN

Terms and Conditions

Plan Document Acknowledgement.  By accepting the Award, Participant acknowledges that (a) Participant has received the Plan and the Agreement, including this Appendix; (b) Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (c) Participant accepts all provisions of the Plan and the Agreement, including this Appendix.

Responsibility for Taxes: The following provisions would supplement the section 8 of the Agreement:

The Participant acknowledges that employment taxable income shall arise for him/her on the date of the delivery of the Shares derived from the Restricted Stock Units and this shall be determined on the fair market value of the Shares on that date.

Also, the Participant acknowledges that, irrespective of the withholding and reporting tax obligations of the Employer, he/she is responsible to report the benefit in kind derived from the delivery of the Shares acquired upon settlement of the Restricted Stock Units on his/her annual Personal Income Tax return and, when necessary, to pay any taxes resulting from such event. This Personal Income Tax Return should be generally submitted no later than June 30th of the correspondent following year.

The Participant is informed that current Personal Income Tax Law states the following tax benefits that may be applicable on the correspondent taxable income derived from the delivery of shares to employees:

•	Annual 12,000 euros exemption

In general terms, under current Personal Income Tax Law, an annual exemption of up to 12,000 euros can be applicable to the remuneration in kind derived from the delivery of shares of a company to its employees as a consequence of the participation in the company or other group company, if:

iii.	the offer is made in the same terms to all employees of the company in which the employee renders his services;
iv.	the employee does not sell the shares during the three years following the date on which he acquires them; and
v.	the employee, together with his spouse and their relatives to the second degree, does not have a direct or indirect interest of more than 5 per cent in the company or in any other group company.

As long as the Personal Income Tax Law requires that the delivery of shares has to be made to active employees, this exemption should not be applicable to members of the Board of Directors, or to individuals without an employment relationship (e.g. consultants, service providers, etc.).

•	Reduction of 30 percent

In general terms, a 30 percent reduction could be applicable on the employment income subject to taxation, in this case, derived from the delivery of the Shares, if:

i.	it has been generated over a period of more than two years (that could be understood as the elapsed period of time between the date of grant of the Restricted Stock Units and the date of settlement);
ii.	it is imputed in a single tax year;
iii.	and, in the previous five tax years, the individual has not received any other income generated in more than two years on which the mentioned reduction has been applied.

The maximum amount that can benefit from the 30 percent reduction is limited to 300,000 euros.

The application of these tax benefits should be analysed in a case by case basis.

Transfer of the Shares

The transfer of the Shares acquired upon settlement of the Restricted Stock Units shall generate a capital gain or loss for the Participant to be calculated as the difference between the transfer price of the Shares and their market value on the date of delivery to the Participant.

The correspondent capital gains and losses derived from the transfer of the Shares shall be included in the saving tax base of the Personal Income Tax return of the Participant for the correspondent tax period. In general terms, gains and losses can be offset against each other in each tax period, resulting in a positive or negative balance.

In relation to the provisions of the section 8 (b) of this document, when a partial sale of the Shares is made in order to apply the correspondent withholding taxes, a capital gain or loss may arise for the Participant. If the Participant held Shares of the Company prior to the delivery of the Shares derived from this Plan, in order to calculate the taxable capital gain or loss, the acquisition price would be calculated by applying the FIFO (First In First Out) method, according to which the Shares transferred by the Participant shall be deemed to be those which he/she acquired in the first place, that is to say, those that were kept for longer in his/her assets.

Dividends

Dividends received from the Shares acquired will be reportable in the correspondent annual Personal Income Tax return and subject to taxation in the saving tax base of the Personal Income Tax of the Participant at a progressive tax scale currently ranging from 19 to 26 per cent.

Reporting obligations for the Participants

In addition to the correspondent tax reporting obligations for the Participants in the annual Personal Income Tax returns of the employment income derived from the delivery of the Shares, the capital gain or loss derived for any transfer of the Shares and the dividends received, the following reporting obligations may be applicable:

•	Wealth tax return (Form 714)

The Participants considered tax resident in Spain should take into consideration the value of the Shares for Spanish Net Wealth Tax (“NWT”) purposes. In this regard, the NWT is levied on an individual’s worldwide net worth as of December 31st each fiscal year.

Currently there is an annual obligation to file a NWT return for taxpayers who are in the following circumstances:

i.

Their tax quote, determined according to the NWT rules, and once the appropriate tax credits or reliefs are applied (which may vary depending on the Autonomous Region of residence), results in tax payable, or

ii.	where, the above circumstance not complies, the value of their assets or rights, determined according to the rules regulating NWT, is higher than 2,000,000 euros.
•	Declaration of assets and rights located abroad (Form 720)

Participants considered tax residents should also file an informative declaration, reporting the foreign goods and assets (Form 720) held by December 31st of the correspondent tax year, which does not imply a tax liability.

As a summary, this reporting obligation involves to provide information about the following blocks of goods, rights and assets located outside Spain:

i.	Accounts and deposits held at financial institutions situated abroad.
ii.	Securities or rights representing the capital stock or assets of any entity or transfer to third parties of own capital, insurances and temporary or lifetime annuities located abroad; and
iii.	Real estate assets and rights in those assets, situated abroad.

The obligation to file this declaration is determined by analysing each block, and arises, for the first time, when the value of the assets of at least one of these blocks exceeds the limit of 50,000 euros.

This declaration must be filed, generally, before the end of March of the correspondent following year.

Once the first declaration is submitted, it must only be submitted again when the joint value of all the assets and rights, of each of the aforementioned blocks, had increased more than 20,000 euros with respect to the value that determined the filing of the last declaration and, in any case, when the holders, representatives, authorized persons, beneficiaries, persons with powers of disposal or real owners no longer have such status over the assets and rights declared at December 31st of the corresponding tax year.

It should be noted that the inobservance of this reporting obligation may lead to substantial monetary fines.

SWITZERLAND

Notifications

Securities Law Information.  The offer of the Restricted Stock Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.   Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed or otherwise made publicly available in Switzerland or (iii) has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Distribution of Shares.  This provision supplements Section 7 of the Agreement:

Notwithstanding any discretion in the Plan, Restricted Stock Units granted to Participants in the United Kingdom shall be paid in Shares and not in cash or a combination of cash and Shares.

Responsibility for Taxes. The following provisions supplement Section 8 of the Agreement:

Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer, or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or other relevant authority).  Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.  In the event Participant is an executive officer or director of the Company and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable.  Participant acknowledges that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit.  Participant further acknowledges that the Company or the Employer may collect such amounts from Participant by any of the means referred to in Section 8 of the Agreement.

Joint Election.  As a condition of Participant’s participation in the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without limitation to the foregoing, Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s Liability to Participant.  Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer.  Participant further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Section 8 of the Agreement.

If Participant does not enter into the Joint Election prior to the vesting of the Restricted Stock Units or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Restricted Stock Units or receive any benefit in connection with the Restricted Stock Units unless and until he or she enters into the Joint Election and no Shares or other benefit pursuant to the Restricted Stock Units will be issued to Participant under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Participant is a U.S. taxpayer and the application of this provision would cause the Restricted Stock Units to fail to qualify under an exemption from, or comply with, Section 409A of the Code.